Filed Pursuant to Rule 424(b)(3) and 424(b)(7)
Registration No. 333-130549

The filing fee of $24,147 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p), the filing fee of $177,869 transmitted in connection with the prospectus supplement dated July 20, 2006, relating to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-130549), is being carried forward, of which $87,474 was offset against the registration fee due in connection with the offering described in our prospectus supplement dated August 9, 2006, of which $44,376 was offset against the registration fee due in connection with the offering described in our prospectus supplement dated August 23, 2006, and an additional $24,147 is offset against the registration fee due for this offering. No additional registration fee has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT
To Prospectus dated December 21, 2005

4,216,871 Shares

NRG Energy, Inc.

COMMON STOCK

The selling stockholders named in this prospectus supplement are selling to the underwriter an aggregate of 4,216,871 shares of our common stock at a price of $54.57 per share. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus supplement.

All of the shares offered by the underwriter in this prospectus supplement were purchased from certain selling stockholders that received shares of our common stock in a private placement in connection with our acquisition of Texas Genco.

Pursuant to our previously announced share repurchase program, we may purchase shares of our common stock in the open market or in privately negotiated transactions from time to time. These purchases could have the effect of materially increasing the market price of our common stock above the price that would otherwise prevail.

Our common stock is listed on the New York Stock Exchange under the symbol “NRG.” The last reported closing price of shares of our common stock on the New York Stock Exchange on November 8, 2006 was $54.50.

See “Risk Factors” beginning on page S-5 and in the documents incorporated by reference herein, including our Annual Report on Form 10-K, to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the common stock from the selling stockholders at a price of $54.57 per share, which will result in approximately $230.1 million of proceeds in the aggregate to the selling stockholders. The underwriter may receive a commission from certain investors equivalent to five cents per share. The underwriter proposes to offer the 4,216,871 shares of common stock from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The underwriter expects to deliver the shares to purchasers on or about November 15, 2006.

MORGAN STANLEY

November 9, 2006

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. This document is in two parts. The first part of this document is this prospectus supplement, which describes, among other things, the terms of this offering of common stock and general information about the selling stockholders and also adds to and updates information contained in the accompanying prospectus. The second part of this document is the accompanying prospectus, which contains more general information, some of which may not apply to the common stock offered pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus include important information that you should know before investing.

To the extent that there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

WHERE YOU CAN FIND MORE INFORMATION

NRG files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, NY 10005, on which NRG’s common stock is listed.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by NRG with the SEC into this prospectus supplement, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that NRG files later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings NRG makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement but before the end of the offerings that may be made under this prospectus supplement, are incorporated by reference herein:

•	NRG’s annual report on Form 10-K for the year ended December 31, 2005 (filed on March 7, 2006) as amended by the Form 10-K/A filed on March 27, 2006.

•	NRG’s quarterly reports on Form 10-Q for the quarter ended March 31, 2006 (filed on May 9, 2006), June 30, 2006 (filed on August 4, 2006) and September 30, 2006 (filed on November 6, 2006).

•	NRG’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2006.

•	NRG’s current reports on Form 8-K filed on January 4, 2006, Form 8-K filed on January 5, 2006, Form 8-K/A filed on January 5, 2006, Form 8-K filed on January 13, 2006, Form 8-K filed on January 23, 2006, Form 8-K/A filed on January 23, 2006, Form 8-K/A filed on January 26, 2006, Form 8-K filed on January 27, 2006, Form 8-K filed on February 6, 2006, Form 8-K filed on February 8, 2006, Form 8-K filed on March 10, 2006, Form 8-K filed on March 16, 2006, Form 8-K filed on April 6, 2006, Form 8-K filed on May 3, 2006, Form 8-K filed on May 4, 2006, Form 8-K filed on May 31, 2006, Form 8-K filed on August 1, 2006 (only

i

with respect to the information deemed filed under Item 8.01), Form 8-K filed on August 10, 2006, Form 8-K filed on August 11, 2006, Form 8-K filed on August 21, 2006, Form 8-K filed on August 25, 2006 and Form 8-K filed on September 26, 2006 (only with respect to the information deemed filed under Item 8.01).

•	The description of NRG’s common stock contained in the Registration Statement on Form 8-A dated December 10, 2003 and amended on March 22, 2004 filed with the SEC to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

If you make a request for such information in writing or by telephone, NRG will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus supplement. Any such request should be directed to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
Attention: General Counsel

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering. NRG has not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. NRG is not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. NRG’s business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, and the documents incorporated herein by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement. These factors, risks and uncertainties include, but are not limited to, the factors described in the Risk Factors contained and incorporated by reference in this prospectus supplement or the accompanying prospectus, including:

•	Risks and uncertainties related to the capital markets generally, including increases in interest rates;

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	NRG’s potential inability to enter into contracts to sell power or procure fuel on terms and prices acceptable to it;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

ii

•	Price mitigation strategies and other market structures employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs;

•	NRG’s ability to realize its significant deferred tax assets, including loss carry forwards;

•	The effectiveness of NRG’s risk management policies and procedures, and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	NRG’s ability to implement its recently-announced strategy of developing and building new power generation facilities, including new nuclear units and IGCC units, in a way that benefits investors in its debt and equity securities;

•	NRG’s ability to operate its businesses efficiently, manage capital expenditures and costs tightly (including general and administrative expenses), and generate earnings and cash flow from its asset-based businesses in relation to its debt and other obligations; and

•	Significant operating and financial restrictions which may be placed on NRG as a result of the financing transactions described elsewhere in this prospectus supplement and instruments governing its existing indebtedness.

MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward Looking Statements” and “Risk Factors” in this prospectus supplement.

iii

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the captions “Risk Factors” and the detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. When used in this prospectus supplement, the terms “NRG,” “we,” “our” and “us,” except as otherwise indicated or as the context otherwise indicates, refer to NRG Energy, Inc. and its consolidated subsidiaries.

Our Business

NRG is a wholesale power generation company, primarily engaged in the ownership, development, construction and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets consist of a diversified mix of natural gas-, coal-, oil-fired and nuclear facilities, representing approximately 45%, 34%, 16% and 5% of our total domestic generation capacity, respectively. In addition, 15% of our domestic generating facilities have dual or multiple fuel capacity, which allows plants to dispatch with the lowest cost fuel option.

Our Strategy

Our strategy is to optimize the value of our generation assets while using that asset base as a platform for growth and enhanced financial performance which can be sustained and expanded upon in years to come. We plan to maintain and enhance our position as a leading wholesale power generation company in the United States in a cost-effective and risk-mitigating manner in order to serve the bulk power requirements of our customer base and other entities that offer load, or otherwise consume wholesale electricity products and services in bulk. Our strategy includes the following elements:

Increase value from our existing assets.  We have a highly diversified portfolio of power generation assets in terms of region, fuel type and dispatch levels. We will continue to focus on extracting value from our portfolio by improving plant performance, reducing costs and harnessing our advantages of scale in the procurement of fuels and other commodities, parts and services, and in so doing to improve our return on invested capital, or ROIC: a strategy that we have branded “FORNRG,” or Focus on ROIC at NRG.

Pursue intrinsic growth opportunities at existing sites in our core regions.  We are favorably positioned to pursue growth opportunities through expansion of our existing generating capacity. We intend to invest in our existing assets through plant improvements, repowerings, brownfield development and site expansions to meet anticipated requirements for new capacity in our core markets. In furtherance of this goal, we have initiated a company-wide program, known as Repowering NRG, to develop, finance, construct and operate new and enhanced power generation facilities, with an emphasis on new baseload capacity that is supported by long-term power sales agreements and financed with limited or non-recourse project financing. We expect that these efforts will provide one or more of the following benefits: improved heat rates; lower delivered costs; expanded electricity production capability; an improved ability to dispatch economically across the merit order; increased technological and fuel diversity; and reduced environmental impacts, including facilities that either have zero greenhouse gas emissions or can be equipped to capture and, eventually, to sequester greenhouse gas emissions.

Maintain financial strength and flexibility.  We remain focused on increasing cash flow and maintaining appropriate levels of liquidity, debt and equity in order to ensure continued access to capital for investment, to enhance risk-adjusted returns, and to provide flexibility in executing our business strategy. We will continue our focus on maintaining operational and financial controls designed to ensure that our financial position remains strong. At the same time, we expect to continue with our practice of returning excess capital to our debt and equity investors on a regular basis.

Reduce the volatility of our cash flows through asset-based commodity hedging activities.  We will continue to execute asset-based risk management, hedging, marketing and trading strategies within well-defined risk and liquidity guidelines in order to manage the value of our physical and contractual assets. Our marketing and hedging philosophy is centered on generating stable returns from our baseload power generation assets while preserving the ability to capitalize on strong spot market conditions and to capture the extrinsic value of our intermediate and peaking facilities and portions of our baseload fleet. We believe that we can successfully execute this strategy by taking advantage of our expertise in marketing power and ancillary services, our knowledge of markets, our balanced financial structure and our diverse portfolio of power generation assets.

Participate in continued industry consolidation.  We will continue to pursue selective acquisitions, joint ventures and divestitures to enhance our asset mix and competitive position in our core regions in order to meet the fuel and dispatch requirements in these regions. We intend to concentrate on opportunities that we believe will present attractive risk-adjusted returns. We will also opportunistically pursue other strategic transactions, including mergers, acquisitions or divestitures during the consolidation of the power generation industry in the United States.

Our Competitive Strengths

Scale and diversity of assets.  We have one of the largest and most diversified power generation portfolios in the United States with approximately 22,800 MW of generation capacity in 180 generating units at 45 plants as of September 30, 2006. Our power generation assets are diversified by fuel type, dispatch level and region, which help mitigate the risks associated with fuel price volatility and market demand cycles. Our U.S. baseload facilities, which consist of approximately 8,600 MW of generation capacity measured as of September 30, 2006, provide us with a significant source of stable cash flow, while our intermediate and peaking facilities, with approximately 14,200 MW of generation capacity as of September 30, 2006, provide us with opportunities to capture the significant upside potential that can arise from time to time during periods of high demand. In addition, approximately 15% of our domestic generation facilities have dual or multiple fuel capability, which allows most of these plants to dispatch with the lowest cost fuel option.

Reliability of future cash flows.  As discussed in greater detail below under “The Transactions,” we have sold forward or otherwise hedged a significant amount of our expected baseload generation capacity through 2011. The Company has the capacity and intent to enter into hedges in later years when market conditions are favorable. In addition, as of September 30, 2006, we have purchased forward under fixed price contracts (with contractually- specified price escalators) to provide fuel for approximately 79% of our expected baseload coal generation output from 2006 to 2012. These forward positions provide a stable and reliable source of future cash flow for our investors, while preserving a portion of our generation portfolio for opportunistic sales to take advantage of market dynamics.

Favorable market dynamics for baseload solid fuel power plants.  In 2006, approximately 71% of the United States’ generation will be fueled by coal or nuclear fuel. In many of the competitive markets where we operate, the price of power is typically set by the marginal costs of natural gas-fired and oil-fired power plants that currently have substantially higher variable costs than our solid fuel baseload power plants. For example, ERCOT’s October 1, 2005 “Report on Existing and Potential Electric System Constraints and Needs” found that natural gas-fired power plants set the market price of power more than 90% of the time in ERCOT. As a result of our lower marginal cost for baseload coal and nuclear generation assets, we expect these ERCOT assets to generate power nearly 100% of the time they are available.

Locational advantages.  Many of our generation assets are located within densely populated areas that are characterized by significant constraints on the transmission of power from generators outside the region. Consequently, these assets are able to benefit from the higher prices that prevail for energy in these markets during periods of transmission constraints. We have generation assets located within New York City, southwestern Connecticut, Houston and the Los Angeles and San Diego load basins, all areas with constraints on the transmission of electricity. This gives us the opportunity to capture additional revenues through offering capacity to retail electric providers and others, selling power at prevailing market prices during periods of peak demand and providing ancillary services in support of system reliability. These facilities are often ideally situated for repowering or the addition of new capacity, as well, because their location and existing infrastructure give them significant advantages over greenfield sites in their regions.

We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG.” Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is located at www.nrgenergy.com. The information on, or linked to, our website is not a part of this prospectus supplement.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

THE OFFERING

Common Stock Offered by Selling Stockholders	4,216,871 Shares

Common Stock to be Outstanding After Completion of the Offering	126,442,942 Shares

Use of Proceeds	The proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholders. Please see “Use of Proceeds.”

New York Stock Exchange Symbol	NRG

Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference herein, including our Annual Report on Form 10-K.

The number of shares to be outstanding after this offering is based on the number of shares of our common stock outstanding as of November 8, 2006 and excludes 39,281,443 shares of our common stock reserved for issuance with respect to convertible preferred stock and under stock incentive plans or pursuant to individual option grants or stock awards.

Senior Notes Offering

On November 8, 2006, NRG announced that it has priced its public offering of $1,100.0 million aggregate principal amount of its senior notes at 7.375%. These senior notes will mature on January 15, 2017. As previously announced, NRG will use the net proceeds from the senior notes offering and cash on hand to fund payments to counterparties under certain of its existing long-term hedging agreements pursuant to agreements to reset the hedge price levels to current market prices. NRG expects the senior notes offering to close on November 21, 2006.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, please see the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which are incorporated by reference into this prospectus. Such risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described in our Form 10-K, the risks described below as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the common stock.

Risks Related to this Offering

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.

The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	our ability to raise additional capital;

•	sales of common stock by us or members of our management team;

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	developments generally affecting our industry;

•	market activities undertaken in connection with our previously announced capital allocation and share repurchase programs;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in our dividend policy;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our ability to pay dividends may be limited.

The terms of our senior secured credit facility and the indentures governing our senior notes restrict our ability to pay dividends to the holders of our common stock. In addition, under the terms of our outstanding preferred stock, we are restricted from paying any cash dividend on our common stock if we are not current in our dividend payments with respect to such preferred stock. In the future, we may agree to further restrictions on our ability to pay dividends. In addition, to maintain our credit ratings, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt. Our future dividend policy depends on earnings, financial condition, liquidity, capital requirements and other factors. There is no guarantee that we will pay dividends on shares of our common stock.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company even if some stockholders might consider such a development favorable, which may adversely affect the price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated by-laws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation authorizes our board of directors to issue shares of preferred stock to which special rights are attached, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our amended and restated certificate of incorporation provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board of directors would make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

Under our senior secured credit facility, a change of control is an event of default. Upon the occurrence of a change in control, the holders of our senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.

Issuances or sales of substantial numbers of additional shares of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus supplement, our amended and restated certificate of incorporation provides that we have authority to issue up to 500,000,000 shares of our common stock. As of November 8, 2006, 126,442,942 shares of our common stock were issued and outstanding and 10,587,700 shares of our common stock that were previously outstanding are now held in treasury following the completion of Phase I of our Capital Allocation Program. Also as of such date, there were 39,281,443 shares of our common stock reserved for issuance with respect to convertible preferred stock and under stock incentive plans or pursuant to individual option grants or stock awards. Future sales or a perception that such sales may occur could reduce the market price for our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Since March 25, 2004, NRG’s common stock has been listed for trading on the New York Stock Exchange under the symbol “NRG.” The following table sets forth the quarterly high and low share price information for the periods indicated:

	High	Low

Year ended December 31, 2004
Second Quarter	$24.80	$19.17
Third Quarter	$28.43	$24.10
Fourth Quarter	$36.18	$26.00
Year ended December 31, 2005
First Quarter	$39.10	$32.79
Second Quarter	$37.61	$30.30
Third Quarter	$44.45	$36.40
Fourth Quarter	$49.44	$37.60
Year ended December 31, 2006
First Quarter	$49.46	$41.79
Second Quarter	$52.61	$42.44
Third Quarter	$51.15	$44.25
Fourth Quarter (through November 8, 2006)	$55.03	$44.27

On November 8, 2006, the closing sale price of NRG’s common stock was $54.50 and, on November 8, 2006, there were 126,442,942 shares of common stock issued and outstanding.

NRG has not declared or paid dividends on its common stock, although we may do so in the future. The terms of our senior secured credit facility and the indentures for our senior notes restrict our ability to pay dividends to the holders of our common stock. In addition, under the terms of our outstanding preferred stock, we are restricted from paying any cash dividend on our common stock if we are not current in our dividend payments with respect to such preferred stock.

SELLING STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our capital stock by the selling stockholders as of November 8, 2006 and after the consummation of this offering. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the donees, transferees, pledgees or others who may later hold the selling stockholders’ interests. The shares of our common stock offered by this prospectus supplement were issued to the selling stockholders in a private placement in connection with our acquisition of Texas Genco LLC.

Unless otherwise indicated, we believe that the beneficial owner has sole voting and investment power over such shares. Unless set forth or incorporated by reference herein, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

	Shares Beneficially Owned		Shares to be	Shares Beneficially Owned
Name of Selling	Prior to this Offering		Sold in this	After this Offering
Stockholder	Number	Percent(1)	Offering	Number	Percent

Hellman & Friedman Capital Partners IV, L.P.(2)	3,207,976	2.5%	3,207,976	—	—
H&F International Partners IV-A, L.P.(2)	262,116	*	262,116	—	—
H&F International Partners IV-C, L.P.(2)	1,179	*	1,179	—	—
H&F Executive Fund IV, L.P.(2)	84,588	*	84,588	—	—
H&F TGN AIV, L.P.(2)	661,012	*	661,012	—	—

Total	4,216,871	3.3%	4,216,871	—	—

*	Less than 1%.
(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 126,442,942 shares of common stock outstanding as of November 8, 2006.

(2)	As the general partner of each of Hellman & Friedman Capital Partners IV, L.P. (“HFCP IV”), H&F International Partners IV-A, L.P.(“HFIP IV-A”). H&F International Partners IV-C, L.P. (“HFIP IV-C”), H&F Executive Fund IV, L.P. (“HFEF IV”), H&F TGN AIV, L.P. (“HF AIV”, and together with HFCP IV, HFIP IV-A, HFIP IV-C and HFEF IV, the “H&F Partnerships”). H&F Investors IV, LLC (“H&F Investors”) may be deemed to have beneficial ownership of the shares of our common stock over which any of the H&F Partnerships has voting or dispositive power. Accordingly, H&F Investors may be deemed to have sole voting and dispositive power with respect to, and beneficially own, an aggregate of 4,216,871 shares of our common stock. The investment decisions of H&F Investors are made by the investment committee of H&F Investors. The managing members of H&F Investors and the investment committee have power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of our common stock that may be deemed to be beneficially owned by H&F Investors. As a result, each of the managing members of H&F Investors and each of the members of the investment committee may be deemed to beneficially own the shares of our common stock that H&F Investors may be deemed to beneficially own. Each of the managing members of H&F Investors and each of the members of the investment committee, disclaims beneficial ownership of the shares of our common stock that H&F Investors may be deemed to beneficially own, except to the extent of his or her indirect pecuniary interest, if any, therein.

Pursuant to an Investor Rights Agreement among us, the selling stockholders and certain other stockholders, we agreed to register the common stock received by the selling stockholders in a private placement in connection with our acquisition of Texas Genco and to indemnify the selling stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Investor Rights Agreement, we also agreed to pay the costs and fees of registering the shares of common stock; however, the selling stockholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares of common stock.

MATERIAL UNITED STATES TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock. A “non-U.S. holder” means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation, partnership, or any other organization taxable for U.S. federal income tax purposes as a corporation or partnership created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate the income of which is included in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a U.S. person.

This discussion is based on current provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all of which are in effect as of the date of this prospectus and all of which are subject to change, potentially with retroactive effect, or to differing interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including but not limited to:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	controlled foreign corporations or passive foreign investment companies;

•	brokers or dealers in securities or currencies;

•	pass-through entities (e.g. partnerships) or persons who hold our common stock through pass-through entities;

•	regulated investment companies;

•	pension plans;

•	owners of more than 5% of our common stock;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that are prospective investors in our common stock, and partners in such partnerships, should consult their tax advisors.

There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Distributions on Our Common Stock

NRG has not declared or paid distributions on its common stock, although, subject to certain restrictions, we may do so in the future. In the event we do pay distributions on our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Gain on Sale or Other Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not qualify as a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by United States Treasury Regulations. If we or another withholding agent withholds tax on such a distribution, a non-U.S. holder may be entitled to a refund of the tax withheld which the non-U.S. holder may claim by filing a United States tax return with the IRS.

Dividends that are treated as “effectively connected” with a trade or business conducted by a non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment of such non-U.S. holder), known as “United States trade or business income,” are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and other requirements. However, such United States trade or business income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons and may be subject to state and local tax. Any United States trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and any potential impacts to state and local income taxes.

A non-U.S. holder that is eligible for a reduced rate of United States withholding tax or other exclusion from withholding under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale or other disposition of shares of our common stock unless:

•	the gain is United States trade or business income, in which case such holder (i) will be subject to tax on the net gain derived from the sale or disposition under the graduated United States federal income tax rates applicable to United States persons and (ii) if a corporation, may be subject to the branch profits tax, both as described above in “Distributions on Our Common Stock;”

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements in which case the holder will be subject to a flat 30% tax on the amount by which the gain derived from the sale, and certain other United States source capital gains realized during such year exceed certain United States source capital losses realized during such year; or

•	certain rules (described below) relating to “United States real property holding corporation” status apply to such sale or other disposition.

Gain recognized on a sale or other disposition of our common stock may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if (1) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs and (2) we are, or have been, a United States real property holding corporation during the shorter of the five-year period ending on the date of such sale or other disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a United States real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a United States real property holding corporation, or that we are likely to become one in the future.

United States Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Dividends paid to non-U.S. holders subject to the United States withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from United States backup withholding.

Information reporting and backup withholding (currently at a rate of 28%) will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the United States office of a broker unless the holder certifies its status as a non-U.S. holder and satisfies certain other qualifications, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, certain brokers with substantial United States ownership or operations generally will be treated in a manner similar to United States brokers. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

PLAN OF DISTRIBUTION

We and Morgan Stanley & Co. Incorporated have entered into an underwriting agreement with the selling stockholders with respect to the shares being offered hereby. Pursuant to the underwriting agreement, affiliates of Hellman & Friedman LLC have agreed to sell to Morgan Stanley & Co. Incorporated, and Morgan Stanley & Co. Incorporated has agreed to purchase, subject to certain conditions, an aggregate of 4,216,871 shares of common stock.

The underwriter has agreed to purchase the common stock from the selling stockholders at a price of $54.57 per share, which will result in approximately $230.1 million of proceeds in the aggregate to the selling stockholders.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. In addition, the underwriter may receive a commission from certain investors equivalent to five cents per share. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

Our common stock is listed on the New York Stock Exchange under the symbol “NRG.”

We have agreed with the underwriter, subject to certain exceptions, not to offer, sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

We estimate that our portion of the total expenses of this offering, including expenses of the selling stockholders, will be approximately $250,000.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) to persons who are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of this offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

(d) in any other circumstances falling within Article 3 (2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expressions “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter and its affiliates have performed investment banking, banking and/or advisory services for us from time to time for which they have received customary fees and expenses. The underwriter and its affiliates may, from time to time, engage in other transactions with and perform other services for us in the ordinary course of business.

A prospectus supplement in electronic format may be made available on the website maintained by the underwriter. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York. Simpson Thacher & Bartlett LLP, New York, New York has advised the selling stockholders with respect their sale of our common stock to the underwriter.

NRG Energy, Inc.

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK

NRG Energy, Inc., from time to time, may offer to sell senior or subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “NRG.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 21, 2005

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

1. Our annual report on Form 10-K for the year ended December 31, 2004 filed on March 30, 2005.

2. Our Definitive Proxy Statement on Schedule 14A filed on April 12, 2005.

3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 filed on May 10, 2005, June 30, 2005 filed on August 9, 2005 and September 30, 2005 filed on November 7, 2005.

4. Our current reports on Form 8-K filed on February 24, 2005, Form 8-K filed on March 3, 2005, two Forms 8-K filed on March 30, 2005 (which do not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on May 24, 2005, Form 8-K/A filed on May 24, 2005, Form 8-K/A filed on May 25, 2005, Form 8-K filed on June 15, 2005, Form 8-K/A filed on June 15, 2005, Form 8-K filed on June 17, 2005, Form 8-K filed on July 18, 2005, Form 8-K filed on August 1, 2005, Form 8-K filed on August 3, 2005, Form 8-K filed on August 9, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on August 11, 2005, Form 8-K filed on September 1, 2005, Form 8-K filed on September 7, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on October 3, 2005, Form 8-K filed on October 12, 2005, Form 8-K filed on November 7, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on December 20, 2005 and Form 8-K filed on December 21, 2005.

5. The description of our common stock contained in the Registration Statement on Form 8-A dated March 22, 2004 filed with the SEC to register such securities under the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: General Counsel

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include, but are not limited to, expected earnings and cash flows, future growth and financial performance and the expected synergies and other benefits of the acquisition of Texas Genco LLC described herein (including the documents incorporated herein by reference), and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	Risks and uncertainties related to the capital markets generally, including increases in interest rates and the availability of financing for the acquisition of Texas Genco LLC;

•	NRG’s indebtedness and the additional indebtedness that it will incur in connection with the acquisition of Texas Genco LLC;

•	NRG’s ability to successfully complete the acquisition of Texas Genco LLC, regulatory or other limitations that may be imposed as a result of the acquisition of Texas Genco LLC, and the success of the business following the acquisition of Texas Genco LLC;

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	NRG’s potential inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to it;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements;

•	Price mitigation strategies and other market structures or designs employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs;

•	NRG’s ability to realize its significant deferred tax assets, including loss carry forwards;

•	The effectiveness of NRG’s risk management policies and procedures and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	NRG’s ability to operate its businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow from its asset-based businesses in relation to its debt and other obligations; and

•	Significant operating and financial restrictions placed on NRG contained in the indenture governing its 8% second priority senior secured notes due 2013, its amended and restated credit facility as well as in debt and other agreements of certain of NRG’s subsidiaries and project affiliates generally.

NRG ENERGY, INC.

NRG Energy is a wholesale power generation company, primarily engaged in the ownership and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets (without giving effect to the acquisition of Texas Genco LLC) consist of a diversified mix of natural gas-, coal- and oil-fired facilities, representing approximately 40%, 30% and 30% of our total domestic generation capacity, respectively. In addition (without giving effect to the acquisition of Texas Genco LLC), approximately 15% of our domestic generating facilities have dual- or multiple-fuel capacity, which render the ability for plants to dispatch with the lowest cost fuel option.

Our two principal operating objectives are to optimize performance of our entire portfolio, and to protect and enhance the market value of our physical and contractual assets through the execution of risk management, marketing and trading strategies within well-defined risk and liquidity guidelines. We manage the assets in our core regions on a portfolio basis as integrated businesses in order to maximize profits and minimize risk. Our business involves the reinvestment of capital in our existing assets for reasons of repowering, expansion, pollution control, operating efficiency, reliability programs, greater fuel optionality, greater merit order diversity, and enhanced portfolio effect, among other reasons. Our business also may involve acquisitions intended to complement the asset portfolios in our core regions. From time to time we may also consider and undertake other merger and acquisition transactions that are consistent with our strategy, such as our pending acquisition of Texas Genco LLC.

On September 30, 2005, we entered into an acquisition agreement, or the Acquisition Agreement, with Texas Genco LLC and each of the direct and indirect owners of equity interests in Texas Genco LLC, or the Sellers. Pursuant to the Acquisition Agreement, we agreed to purchase all of the outstanding equity interests in Texas Genco LLC for a total purchase price of approximately $5.825 billion and the assumption by us of approximately $2.5 billion of indebtedness. The purchase price is subject to adjustment, and includes an equity component valued at $1.8 billion based on a price per share of $40.50 of NRG’s common stock. As a result of the Acquisition, Texas Genco LLC will become a wholly owned subsidiary of NRG and will nearly double our U.S. generation portfolio from approximately 12,005 Megawatts to 23,124 Megawatts.

We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG”. Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information.”

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES AND GUARANTEES

We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and Law Debenture Trust Company of New York. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries that do not guarantee our payment obligations under such indebtedness.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether securities issued by us will be entitled to the benefits of the guarantees or any other form of guarantee;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 or $5,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

PREFERRED STOCK

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our amended and restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

As of the date of this prospectus, we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 16, 2005, 420,000 shares of 4% Convertible Perpetual Preferred Stock were outstanding and 250,000 shares of 3.625% Convertible Perpetual Preferred Stock were outstanding. Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the amended and restated certificate of incorporation. The term “board of directors” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities.

Redemption and Sinking Fund

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

Holders of our 4% Convertible Perpetual Preferred Stock are entitled to one vote for each share held by such holder on all matters voted upon by our common stockholders.

COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our amended and restated certificate of incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share. As of December 16, 2005, we had outstanding 80,701,888 shares of our common stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.

Dividends

Except as otherwise provided by the Delaware General Corporation Law or our amended and restated certificate of incorporation, the holders of our common stock, subject to the rights of holders of any series of preferred stock, shall share ratably in all dividends as may from time to time be declared by our board of directors in respect of our common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, our dissolution, liquidation and winding up), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding preferred stock.

Voting Rights

Except as otherwise provided by the Delaware General Corporation Law or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, all the voting power of our stockholders shall be vested in the holders of our common stock, and each holder of our common stock shall have one vote for each share held by such holder on all matters voted upon by our stockholders.

Subject to the rights of holders of any outstanding shares of preferred stock to act by written consent, our stockholders may not take any action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of stockholders.

The affirmative vote of holders of at least two-thirds of the combined voting power of our outstanding shares eligible to vote in the election of directors is required to alter, amend or repeal provisions in the amended and restated certificate of incorporation regarding indemnification, classification of directors, action by written consent and changes to voting requirements applicable to such provisions.

Conversion and Exchange

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock.

Miscellaneous

Holders of our common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. We are subject to Section 203 of the DGCL. Shares of our common stock are not subject to calls or assessments. No personal liability will attach to holders of our common stock under the laws of the State of Delaware (our state of incorporation) or of the State of New Jersey (the state in which our principal place of business is located). All of the outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed and traded on the New York Stock Exchange under the symbol “NRG.”

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated are stated below. For this purpose, “earnings” include pre-tax income (loss) before adjustments for minority interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. “Preference dividends” equals the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. “Predecessor Company” refers to NRG’s operations prior to December 6, 2003, before emergence from bankruptcy and “Reorganized NRG” refers to NRG’s operations from December 6, 2003 onwards, after emergence from bankruptcy.

	Reorganized NRG						Predecessor Company
	Nine				December 6,		January 1,
	Months		Year		2003		2003		Year
	Ended		Ended		through		through		Ended
	September 30,		December 31,		December 31,		December 5,		December 31,
	2005		2004		2003		2003		2002		2001		2000

Ratio of Earnings to Fixed Charges	1.19	x	1.83	x	1.68	x	9.82	x(1)	—	(2)	1.26	x	1.81	x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	1.04	x	1.82	x	1.68	x	9.82	x(1)	—	(2)	1.26	x	1.81	x

(1)	For the period January 1, 2003 through December 5, 2003, the earnings include a one time earning of $4,118,636,000 due to Fresh Start adjustments.
(2)	For the year ended December 31, 2002, the deficiency of earnings to fixed charges was $3,023,467,000.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of NRG Energy, Inc. (the Company) as of December 31, 2004, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in the Company’s Form 10-K, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of NRG South Central Generating LLC and subsidiaries and the financial statements and schedule of Louisiana Generating LLC as of December 31, 2004 and for the year then ended, the consolidated financial statements of NRG Northeast Generating LLC and subsidiaries, NRG Mid Atlantic Generating LLC and subsidiaries, NRG International LLC and subsidiaries and the financial statements of Indian River Power LLC and subsidiaries as of December 31, 2004 and for the year then ended, the financial statements of Oswego Harbor Power LLC as of December 31, 2004 and 2003 and for the year ended December 31, 2003 and the period from December 6, 2003 to December 31, 2003 and the statements of operations, member’s equity and comprehensive income and cash flows of Oswego Harbor Power LLC for the period from January 1, 2003 to December 5, 2003, have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NRG Energy, Inc. as of December 31, 2003 and for the period December 6, 2003 through December 31, 2003, the period January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NRG Northeast Generating LLC, NRG South Central Generating LLC, Louisiana Generating LLC, NRG Mid Atlantic Generating LLC, Indian River Power LLC, and NRG International LLC as of December 31, 2003 and for the period from December 6, 2003 through December 31, 2003, the period from January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K dated June 14, 2005, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of West Coast Power LLC incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Texas Genco LLC and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, cash flows, members’ equity and comprehensive loss for the period from July 19, 2004 to December 31, 2004, all incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K, filed on December 21, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Texas Genco Holdings, Inc. and subsidiaries as of December 31, 2003 and 2004 and the related statements of consolidated operations, cash flows, and capitalization and shareholders’ equity for each of the three years for the period ended December 31, 2004, and the statement of consolidated comprehensive loss for each of the three years for the period ended December 31, 2004, all incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K, filed on December 21, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.